Exhibit 10.3

TAX CONSOLIDATION AGREEMENT

OF MORRIS PUBLISHING GROUP, LLC

TAX CONSOLIDATION AGREEMENT dated with an effective date of August 7, 2003 between MORRIS PUBLISHING GROUP, LLC, a Georgia limited liability company (the “Company”), MORRIS COMMUNICATIONS COMPANY, LLC, a Georgia limited liability company (“Morris”) and SHIVERS TRADING & OPERATING COMPANY, a Georgia corporation (“Shivers”).

The Company and Morris are disregarded entities for federal tax purposes and, thus, are treated as part of Shivers.

Shivers is (and will continue to be for the remainder of 2003) a member of an affiliated group of corporations (collectively, the “Group”) as defined in Section l504 of the Internal Revenue Code of l986 (as amended, the “Code”), of which Shivers is the common parent, and files consolidated federal income tax returns pursuant to Treas. Reg. §1.1502-75(a)(2). In addition, the Company, Morris and Shivers (together with subsidiaries of the Company, Morris and Shivers) may be eligible to file consolidated or combined state or local income or franchise tax returns and may wish to file consolidated or combined state or local income or franchise tax returns.

The Company is a wholly owned subsidiary of Morris. Morris and Shivers entered into an Amended and Restated Tax Consolidation Agreement with an effective date of August 7, 2003 whereby Shivers files consolidated tax returns for the Group. Shivers will continue to file consolidated returns and will include all items of income or loss of the Company as part of Shivers’ returns, but will not treat the Company as a separate member of the Group. For purposes of this Agreement, a return (including a return with respect to other tax liabilities of the Group, such as employment, excise, sales taxes) in which Shivers includes on Shivers’ return all items of income, loss or other activities of the Company (as a disregarded entity) shall be treated as a consolidated return.

Shivers, Morris and the Company desire to allocate among themselves the benefits and burdens which arise from filing of consolidated federal tax returns and which may arise from filing of consolidated or combined state and local tax returns, as if each entity was treated as a corporation taxed under Subchapter C of the Code.

The Company has issued $250,000, 000.00 of senior subordinated debt under an indenture dated August 7, 2003 executed by and between the Company and Wachovia Bank, National Association, as trustee (“Trustee”). It is a condition precedent to the making of the indenture that Shivers, Morris and the Company enter into this Agreement.

Accordingly, Shivers, Morris and the Company hereby agree as follows:

Section 1. Tax Allocations.

1.01 Consolidated Tax Returns. Shivers will file a consolidated federal income tax return for all taxable periods for which the Group is permitted to file such a return. Shivers, Morris and the Company agree (and agree to cause their respective subsidiaries) to file such consents, elections and other documents and to take such other action as may be necessary or appropriate to carry out the purposes of this Section 1.01.

1.02 Payment of Tax Liability. Shivers will timely pay the Group’s federal tax liability. For each period during which the Company’s tax items are included in a consolidated federal tax return with Shivers, the Company shall pay to Morris an amount equal to the federal income tax liability that the Company would pay (taking into account net operating loss carry forwards and carry backs) if it were filing its federal tax returns separately as a C corporation for that period and had filed separate tax returns for all other periods (including, without limitation, for all periods prior to the date hereof). In computing its federal income taxes, the Company shall assume that Shivers has made on its behalf elections and taken deductions and credits and adopted methods of reporting income and expense that (i) Shivers is permitted to make, take or adopt under the Code and (ii) minimize the separate liability, or increase any refunds, of the Company.

1.03 Estimated Taxes. Payments due pursuant to Section 1.02 hereof shall be made on an estimated basis, such estimates being calculated, to the extent not inconsistent with said Section 1.02, in accordance with conventions used by Shivers to compute its estimated tax (or, with respect to the first fiscal quarter of each fiscal year of the Company, at the Company’s option, on a three-month annualized basis, whether or not the estimated payment of Shivers for the corresponding period is based upon such convention). Estimated payments shall be made prior to the due date of the corresponding estimated payments of Shivers. Shivers shall calculate the amount payable by the Company pursuant to this Section 1.03 and shall provide the Company and Morris with notice of any payments prior to the due date therefor. The difference, if any, between the liability of the Company for any taxable period, computed in accordance with Section 1.02 hereof, and the estimated payments made by the Company to Morris pursuant to this Section 1.03 shall be payable by or refundable to the Company and Morris prior to the date of filing of the consolidated federal income tax returns of the Group for the taxable period. Shivers shall calculate such amount and, if any amount is payable by the Company, shall provide the Company and Morris with notice of the amount due prior to the due date therefor and the Company shall make such payment to Morris. If such amount is payable to the Company, Shivers shall pay Morris, and Morris shall pay the Company, such amounts.

1.04 Refunds. If on the basis of the computation made by the Company in accordance with Section 1.02 hereof, the Company would have been entitled to a refund of federal taxes, Shivers shall pay Morris and Morris shall pay the Company the amount of that refund at the time that, if a refund has been applied for, the Internal Revenue Service makes the refund and, if a refund has not been applied for, at the time the Internal Revenue Service would have made the refund if it had been timely applied for. For example, if the Company has a net operating loss that, on a separate return basis, it could carry back and be entitled to a refund, Shivers shall pay Morris and Morris shall pay the Company the amount of the refund even if no refund was actually received from the Internal Revenue Service because the net operating loss was used against income of Shivers or because no taxes were paid in a prior year because of losses of Shivers. Conversely, if the Company has a net operating loss that, on a separate return basis, it could not carry back but would have to carry forward, it shall not be entitled to a refund until it could, on a separate basis, use the carry forward even if, as a result of Shivers’ income the Group in fact carried back the loss and obtained a refund. Notwithstanding the foregoing, the Company shall not be entitled to any refund in excess of the amounts it has paid pursuant to Section 1.02 hereof, as redetermined pursuant to Section 1.05 hereof. The payments and refunds of such amounts shall be treated analogously to the treatment in Sections 1.02 through 1.04 hereof.

1.05 Redeterminations. In the event of any adjustment to the tax return of the Group as filed (by reason of an amended return, claim for refund or an audit by the Internal Revenue Service), the liability of Shivers and the Company shall be redetermined to give effect to any such adjustment as if it had been made as part of the original computation of tax liability. Payments between Shivers, Morris and the Company shall be made to reflect the results of this redetermination. The payments shall be made promptly before any corresponding payments to the Internal Revenue Service or promptly after the receipt of any refund from the Internal Revenue Service. Any payments shall include interest and penalties equal to the amount actually paid to, or received from, the Internal Revenue Service with respect to the redetermination of tax liabilities. Shivers shall calculate the amounts of any payments and shall give Morris and the Company at least 10 days’ notice of any amounts payable by the Company.

1.06 State and Local Taxes. If Shivers, any affiliate of Shivers (other than the Company and the subsidiaries of the Company) or the Company, or any of them, are eligible, but not required, to file consolidated or combined state or local income, franchise or other tax returns, Shivers shall determine, in its sole discretion, whether to file any such return. If Shivers, any affiliate of Shivers (other than the Company and the subsidiaries of the Company) or the Company, or any of them, file consolidated or combined state or local tax returns, the Company shall pay to Morris amounts equal to the amount of state or local tax that the Company would pay as a separate corporation. Shivers shall pay to Morris and Morris shall pay to the Company the amount of any refunds the Company would have received from any state or local authority were it a separate corporation. The computations of such amounts, their payments, any refunds, all elections, and any adjustments shall be treated analogously to the treatment of federal taxes in Sections 1.02 through 1.05 hereof.

1.07 Indemnification. Shivers shall indemnify the Company for any federal, state or local tax liability of Shivers or any affiliate of Shivers other than the Company, whether imposed pursuant to Treas. Reg. §1.1502-6, any state or local counterparts to that provision or otherwise. Any indemnification payments are to be made on an after-tax basis, within 10 days of the Company’s notifying Shivers of its liability.

1.08 Information. The Company shall provide Shivers with any information Shivers may need in connection with Shivers’ federal tax return and with any state or local tax consolidated or combined returns. Shivers shall prepare, or have prepared at its expense, the federal consolidated income tax return and any state or local consolidated or combined income or franchise tax returns. Shivers, Morris and the Company shall cooperate with each other in the preparation of all federal, state or local income tax returns.

1.09 Audits. Shivers shall act as the Company’s agent in the event of any audit of Shivers’ federal consolidated tax return and any state or local consolidated or combined tax returns and in any administrative or judicial proceedings with respect to such returns. Shivers, Morris and the Company shall cooperate with each other in such audits, administrative or judicial proceedings.

1.10 Participation in Proceedings. Shivers shall inform Morris and the Company of any audits, administrative or judicial proceedings that may affect the Company’s tax liability. The Company shall have the right, at its own expense, to participate in such proceedings as to issues that affect the Company’s tax liability or that may affect the Company’s tax liability in future years. Shivers shall not settle any such issues without the Company’s consent, which consent may not unreasonably be withheld.

Section 2. Representations and Warranties. Each of Shivers, Morris and the Company (each being herein called an “Obligor”) represents and warrants to the other that:

2.01 Corporate Existence. Shivers is a corporation and Morris and the Company are limited liability companies, in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and each has all requisite corporate or other power, and has all material governmental licenses, authorization, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted.

2.02 No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter, by-laws or operating agreement of such Obligor or any of its subsidiaries, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which such Obligor or any of its subsidiaries is a party or by which they are bound or to which they are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien upon any property of such Obligor or any of its subsidiaries pursuant to the terms of any such agreement or instrument.

2.03 Corporate Action. Such Obligor has all necessary corporate or limited liability company power, authority and legal right to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by such Obligor of this Agreement has been duly authorized by all necessary corporate or limited liability company action on its part (including, without limitation, any required shareholder or member approvals); and this Agreement has been duly and validly executed and delivered by such Obligor and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.04 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by such Obligor of this Agreement or for the validity or enforceability hereof.

Section 3. Third Party Beneficiaries. Each of Shivers, Morris and the Company, for itself and its successors, covenants and agrees that the provisions of this Agreement are for the benefit, inter alia, of the Trustee and bondholders under the indenture and their respective successors and assigns; and the Trustee and bondholders are hereby made an obligee hereunder and any one of them may enforce the provisions of this Agreement.

Section 4. Miscellaneous.

4.01 No Impairment. No right, power or remedy of any Trustee or bondholder hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or Shivers.

4.02 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Georgia.

4.03 Waivers, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by Shivers, Morris and the Company so long as such amendments do not disadvantage the bondholders in any material way with respect to the original indenture as in effect on the issue date and otherwise only with the consent of the Trustee. Any such amendment or waiver shall be binding upon Shivers, Morris, the Company, the Trustee and each bondholder.

4.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Shivers, Morris, the Company, the Trustee and the bondholders.

4.05 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument; and either of the parties hereto may execute this Agreement by signing any such counterpart.

4.06 Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Company and the Trustee and the bondholders in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Tax Consolidation Agreement to be duly executed and delivered as of the day and year first above written.

MORRIS PUBLISHING GROUP, LLC

By

As its

SHIVERS TRADING & OPERATING COMPANY

By

As its

MORRIS COMMUNICATIONS COMPANY, LLC

By

As its